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                                                                   EXHIBIT 23.3

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

  We hereby consent to the use of our opinion letter dated June 13, 1997 to the Board of Directors of Allmerica Financial Corporation ("AFC") included as Appendix B to the Information Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of APY Acquisition, Inc., a wholly owned subsidiary of AFC, with and into Allmerica Property & Casualty Companies, Inc. and to the references to such opinion in such Information Statement/Prospectus under the captions "Summary--The Merger Transactions--Opinions of Financial Advisors" and "Special Factors--Fairness Opinions--Opinion of AFC's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

June 12, 1997